MANAGEMENT'S REPORT
Georgia Power Company 1996 Annual Report

The management of Georgia Power Company has prepared this annual report and is responsible for the financial statements and related information. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls based upon the recognition that the cost of the system should not exceed its benefits. The Company believes that its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, which is composed of six directors who are not employees, provides a broad overview of management's financial reporting and control functions. At least three times a year this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal control and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted with a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Georgia Power Company in conformity with generally accepted accounting principles.




/s/  H. Allen Franklin
H. Allen Franklin
President and Chief
   Executive Officer




/s/  Warren Y. Jobe
Warren Y. Jobe
Executive Vice President,
   Treasurer and Chief
   Financial Officer


February 12, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Board of Directors of Georgia Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Georgia Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1996 and 1995, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10-31) referred to above present fairly, in all material respects, the financial position of Georgia Power Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





/s/  Arthur Andersen LLP

Atlanta, Georgia
February 12, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION
Georgia Power Company 1996 Annual Report

RESULTS OF OPERATIONS

Earnings

Georgia Power Company's 1996 earnings totaled $580 million, representing a $29 million (4.7 percent) decrease from 1995. Earnings for 1995 included an after-tax gain of approximately $12 million from the completion of the sale of Plant Scherer Unit 4. The remaining decrease in 1996 earnings was primarily due to increased operating and maintenance expenses, partially offset by lower interest charges compared to the prior year. The Company's 1995 earnings increased 15.9 percent over 1994. Earnings for 1994 were reduced by a $55 million after-tax charge related to work force reduction programs. Excluding the charge related to 1994 work force reduction programs, earnings for 1995 increased 4.8 percent over 1994 primarily due to higher retail energy sales and lower interest charges, partially offset by higher operating expenses.

Revenues

The following table summarizes the factors impacting operating revenues for the 1994-1996 period:

                                      Increase (Decrease)
                                        From Prior Year
                               -----------------------------------
                                  1996        1995        1994
                               -----------------------------------
Retail -                                 (in millions)
   Sales growth                   $  58        $110       $  67
   Weather                          (25)         69        (128)
   Fuel cost recovery                28          66         (35)
   Demand-side programs             (10)         36         (12)
 ------------------------------------------------------------------
Total retail                         51         281        (108)
------------------------------------------------------------------
Sales for resale -
   Non-affiliates                    (9)        (61)       (183)
   Affiliates                       (41)         16          (1)
------------------------------------------------------------------
Total sales for resale              (50)       (45)        (184)
------------------------------------------------------------------
Other operating revenues             10           7           3
------------------------------------------------------------------
Total operating revenues          $  11        $243       ($289)
------------------------------------------------------------------
Percent change                      0.3%        5.8%       (6.5)%
------------------------------------------------------------------

    Retail revenues of $4.0 billion in 1996 increased $51 million (1.3 percent) over the prior year primarily due to strong economic growth and an increase in sales to existing customers. Retail revenues increased in 1995 over the prior year primarily due to the continued expansion of Georgia's economy and the hot summer of 1995. Milder-than-normal weather occurred during the summer of 1994.

    Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and do not affect net income. Revenues from demand-side option programs generally represent the direct recovery of program costs. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for further information on these programs.

    Revenues from sales to non-affiliated utilities decreased in both 1996 and 1995. Revenues from sales to non-affiliated utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were as follows:

                                 1996       1995      1994
                               -------------------------------
                                       (in millions)
Capacity                          $41        $53      $ 84
Energy                             43         45        82
--------------------------------------------------------------
Total                             $84        $98      $166
==============================================================

    Contractual unit power sales to Florida utilities for 1996 and 1995 are down primarily due to scheduled reductions that corresponded with the sales to these utilities of portions of Plant Scherer Unit 4 in June 1995 and June 1994. The amount of capacity under these contracts declined by 75 megawatts and 155 megawatts in 1996 and 1995, respectively. In 1997, the contracted capacity will decline another 14 megawatts.

    Revenues from other sales to non-affiliated utilities outside the service area in 1996 increased $14 million over the prior year due to a 74.5 percent increase in sales. Revenues for 1995 decreased by $27 million due to a 51.9 percent decrease in sales. These sales are primarily energy sales generally sold at variable cost.

    Revenues from municipalities and cooperatives in Georgia decreased in 1996 primarily due to the recognition of an agreement to refund $14 million to these customers and a decrease of approximately $8 million in capacity revenues under

Georgia Power Company 1996 Annual Report

a power supply agreement with Oglethorpe Power Corporation (OPC). See Note 3 to the financial statements under "Wholesale Litigation" for additional information on the refund agreement. Beginning in September 1996, OPC decreased its purchases of capacity by 250 megawatts and has notified the Company of its intent to decrease purchases of capacity by an additional 250 megawatts in September 1997, and an additional 250 megawatts in September 1998. This decrease in revenues discussed above was partially offset by revenues from increased sales compared to the prior year due to higher demand. Sales increased in 1995 primarily due to higher summer demand resulting from the hot weather.

    Revenues from sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. Sales to affiliated companies do not have a significant impact on earnings.

    Kilowatt-hour (KWH) sales for 1996 and the percent change by year were as follows:

                                          Percent Change
                                    ----------------------------
                           1996
                           KWH       1996      1995      1994
                         --------- ------------------------------
                       (in billions)
Residential                  17.8     3.0%      10.4%    (5.8)%
Commercial                   20.8     4.9        5.9      2.5
Industrial                   26.2     3.6        3.9      3.0
Other                         0.5     8.6        2.0      5.0
                           -------
Total retail                 65.3     3.9        6.2      0.4
                           -------
Sales for resale -
   Non-affiliates             7.9    19.4      (17.3)   (44.3)
   Affiliates                 1.2   (56.9)     (10.4)     0.9
                           -------
Total sales for resale        9.1    (3.0)     (15.4)   (36.4)
                           -------
Total sales                  74.4     3.0        2.8     (8.0)
                           =======

    Residential, commercial and industrial energy sales growth in 1996 reflected strong economic growth and an increase in sales to existing customers. The 1995 sales growth was the result of favorable weather conditions in addition to increased customers and economic growth.

Expenses

Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                       1996     1995     1994
                                    --------------------------
Total generation
   (billions of kilowatt-hours)       63.7     64.3     62.4
Sources of generation
   (percent) --
     Coal                             74.3     73.7     74.8
     Nuclear                          22.4     22.6     21.9
     Hydro                             2.7      3.0      3.1
     Oil and gas                       0.6      0.7      0.2
Average cost of fuel per net
   kilowatt-hour generated
     (cents) --
       Coal                           1.55     1.67     1.67
       Nuclear                        0.55     0.60     0.63
       Oil and gas                       *        *        *
       Total                          1.35     1.44     1.44
--------------------------------------------------------------

   * Not meaningful because of minimal generation from fuel source.

    Fuel expense decreased 7.3 percent in 1996 because of a decrease in generation resulting from the timing of maintenance at nuclear plants and a lower average cost of fuel. Fuel expense increased 3.5 percent in 1995 because of higher generation which stemmed from greater demand.

    Purchased power expense increased $72 million (22.8 percent) in 1996 primarily due to increased purchases from affiliated companies as a result of the timing of maintenance at nuclear plants discussed above. The increase in 1996 was partially offset by a decrease in energy purchases from wholesale customers within the service areas and a decline in contractual capacity purchases from the co-owners of Plant Vogtle. Purchased power expense decreased $36 million in 1995, reflecting the declining Plant Vogtle contractual capacity purchases and decreased purchases from affiliated companies. The declines in

Georgia Power Company 1996 Annual Report



Plant Vogtle contractual capacity purchases did not have a significant impact on earnings in 1996 and 1995 since these costs are being levelized over six years under the terms of the 1991 Georgia Public Service Commission (GPSC) retail rate order. The levelization is reflected in the amortization of deferred Plant Vogtle costs in the Statements of Income. See Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for additional information.

    The Company has incurred expenses for separation benefits associated with its work force reduction programs. These expenses were $39 million in 1996, $11 million in 1995, and $82 million in 1994.

    Other operation and maintenance (O&M) expenses, excluding the provision for separation benefits, increased 2.9 percent in 1996 primarily as a result of initiatives to reduce fossil generation materials inventory levels, an adjustment to deferred postretirement benefits to reflect changes in the retiree benefits plan, and increased costs under a three-year retail accounting order effective January 1, 1996. See Note 3 to the financial statements under "Retail Accounting Order" for additional information. Other O&M expenses increased 12.2 percent in 1995 primarily as a result of the recognition of costs associated with demand-side option programs and increased maintenance expenses. The demand-side option program costs were offset in part by increases in retail revenues. During 1995, the Company expensed an additional $58 million of demand-side option program and other related costs, as compared to 1994, of which approximately $29 million was not collected through rate riders. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for additional information on the recovery of these program costs.

    Depreciation and amortization increased $11 million in 1996 primarily due to accelerated depreciation of generating plant pursuant to the retail accounting order effective January 1996 discussed above, and an increase in plant-in-service. Depreciation and amortization increased $43 million in 1995 primarily due to additional plant investment, accelerated amortization of software costs, and an increase in nuclear decommissioning expenses.

    Taxes other than income taxes increased 1.2 percent in 1996 and 5.2 percent in 1995, primarily reflecting higher franchise taxes paid to municipalities as a result of increased sales.

    Other, net decreased $35 million in 1996 primarily due to expenses in connection with activities related to the 1996 Summer Olympic games and the completion of the sale, in June 1995, of Plant Scherer Unit 4, which resulted in an after-tax gain of approximately $12 million. An increase in charitable contributions resulted in the decrease in other income (expense), net in 1995.

    Interest expense decreased $52 million (17.4 percent) and $51 million (14.6 percent) in 1996 and 1995, respectively. Dividends on preferred stock also decreased $3 million in 1996. These reductions are primarily due to the refinancing of securities. The Company refinanced or retired $510 million and $1.0 billion of securities in 1996 and 1995, respectively. The retirements included the redemption of $264 million of long-term debt with the proceeds from the 1995 and 1994 Plant Scherer Unit 4 sales.

    The Company has deferred certain expenses and recorded a deferred return related to Plant Vogtle under phase-in plans. See Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for information regarding the deferral and subsequent amortization of costs related to Plant Vogtle.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings. The level of future earnings depends on numerous factors including regulatory matters and energy sales.

Georgia Power Company 1996 Annual Report


    On January 1, 1996, the Company began operating under a three-year retail accounting order. Under the order, which was approved by the GPSC on February 16, 1996, the Company's earnings are evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or depreciation of electric plant. At its option, the Company may also recognize accelerated amortization or depreciation of assets within the allowed return on common equity range. The Company is required to absorb cost increases of approximately $29 million annually during the order's three-year operation, including $14 million annually of accelerated depreciation of electric plant. During the order's operation, the Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Under the order, on July 1, 1998 the Company will make a general rate case filing in response to which the GPSC would be expected either to continue provisions of the accounting order or adopt different ones. The Company's 1996 retail return on common equity was within the 10 percent to 12.5 percent range. In November 1996, on appeal by a consumer group, the Superior Court of Fulton County (Georgia) reversed the GPSC's order and remanded the matter to the GPSC. The court found that statutory requirements applicable to rate cases should have been, but were not, followed. The Company and the GPSC have appealed the court's decision. The Company is continuing to recognize expenses in accordance with the accounting order while it is under appeal.

    Growth in energy sales is subject to a number of factors which traditionally have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, initiatives to increase sales to existing customers, and the rate of economic growth in the Company's service area. Assuming normal weather, retail sales growth is projected to be approximately 2 percent annually on average during 1997 through 1999.

    The Company has entered into a four-year purchase power agreement to meet peaking needs. Beginning in 1996, the Company purchased 400 megawatts of capacity. In 1997, this amount will decline to 300 megawatts and in 1998 and 1999 to 200 megawatts. Capacity payments are projected to be $5 million in 1997 and $3 million in 1998 and 1999. The Company has also entered into a 30-year purchase power agreement whereby the Company will buy electricity during peak periods from a planned 300 megawatt cogeneration facility starting in June 1998. Capacity and fixed O&M payments are projected to be $13 million in 1998 and $15 million in 1999.

    The amortization of Plant Vogtle costs deferred under phase-in plans will decline by $16 million in 1997, $89 million in 1998, $12 million in 1999, and $19 million in 2000. These costs will be fully amortized by September 1999. See
Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for additional information. Additionally, work force reduction programs implemented in the past three years will assist in efforts to control growth in future operating expenses.

    As discussed in Note 3 to the financial statements, regulatory uncertainties exist related to the Rocky Mountain pumped storage hydroelectric plant. In the event the GPSC does not allow full recovery of the plant's costs, then the portion not allowed may have to be written off. The Company's net investment in the plant as of December 1996 is approximately $175 million.

    Beginning in September 1996, OPC decreased its purchases of capacity under a power supply agreement by 250 megawatts and has notified the Company of its intent to decrease purchases of capacity by an additional 250 megawatts in September 1997, and an additional 250 megawatts in September 1998. As a result, the Company's capacity revenues declined approximately $8 million in 1996, and will decline an additional $24 million in 1997, an additional $26 million in 1998, and an additional $19 million in 1999.

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that the Company has with its sales for resale customers. The FERC currently is reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Review of Equity Returns" for additional information.

    Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other environmental issues are discussed later under "Environmental Issues."

Georgia Power Company 1996 Annual Report

    The Energy Policy Act of 1992 (Energy Act) is having a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

    The Company continues to compete with other electric suppliers within the state. In Georgia, most new retail customers with at least 900 kilowatts of connected load may choose their electricity supplier. Various federal and state initiatives designed to promote wholesale and additional retail competition, among other things, include proposals that would allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Certain initiatives could result in a change in the ownership and/or operation of generation and transmission
facilities.   Numerous issues must be resolved, including significant ones relating to transmission pricing and recovery of stranded investments. Being a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation.
Unless the Company remains a low-cost producer and provides quialty service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

    The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the Company's -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing the Company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the Company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

FINANCIAL CONDITION

Plant Additions

In 1996 gross utility plant additions were $428 million. These additions were primarily related to transmission and distribution facilities and to the purchase of nuclear fuel. The funds needed for gross property additions are currently provided from operations. The Statements of Cash Flows provide additional details.

Financing Activities

In 1996, the Company continued to lower its financing costs by refinancing higher-cost issues. New issues during 1994 through 1996 totaled $1.6 billion and retirement or repayment of securities totaled $2.2 billion. The retirements included the redemption of $131 million and $133 million in 1995 and 1994, respectively, of first mortgage bonds with the proceeds from the Plant Scherer Unit 4 sales. Composite financing rates for long-term debt

Georgia Power Company 1996 Annual Report


and preferred stock for the years 1994 through 1996, as of year-end, were as follows:

                                 1996        1995       1994
                               ---------------------------------
Composite interest rate
   on long-term debt              6.39%      6.57%       7.14%
Composite preferred
   stock dividend rate            6.34       6.73        7.11
----------------------------------------------------------------

The Company's current securities ratings are as follows:

                             Duff &                  Standard &
                              Phelps     Moody's       Poor's
                             ------------------------------------
First Mortgage Bonds             AA-         A1           A+
Preferred Stock                   A+         a2           A
Unsecured Bonds                   A+        A2            A
Commercial Paper                  D1+       P1            A1
-----------------------------------------------------------------

    In August 1996, Georgia Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $225 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $232 million aggregate principal amount of the Company's 7.75 percent Junior Subordinated Notes due June 30, 2036. In January 1997, Georgia Power Capital Trust II (Trust II), of which the Company owns all the common securities, issued $175 million of 7.60 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $180 million aggregate principal amount of the Company's 7.60 percent Junior Subordinated Notes due December 31, 2036.

Liquidity and Capital Requirements

Cash provided from operations decreased by $31 million in 1996, primarily due to higher operating and maintenance expenses.

    The Company estimates that construction expenditures for the years 1997 through 1999 will total $490 million, $479 million and $464 million, respectively. Investments in transmission and distribution facilities, enhancements to existing generating plants, additions of a co-owned combustion turbine generating plant, and equipment to comply with the provisions of the Clean Air Act are planned.

    Cash requirements for improvement fund requirements, redemptions announced, and maturities of long-term debt and preferred stock are expected to total $436 million during 1997 through 1999.

    As a result of requirements by the Nuclear Regulatory Commission, the Company has established external trust funds for the purpose of funding nuclear decommissioning costs. For 1997 through 1999, the amount to be funded totals $24 million annually. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

Sources of Capital

The Company expects to meet future capital requirements primarily using funds generated from operations and, if needed, by the issuance of new debt and equity securities, term loans, and short-term borrowings. To meet short-term cash needs and contingencies, the Company had approximately $1.1 billion of unused credit arrangements with banks at the beginning of 1997. See Note 9 to the financial statements under "Bank Credit Arrangements" for additional information.

    The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Environmental Issues

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- is having a significant impact on the operating companies of Southern Company, including Georgia Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

Georgia Power Company 1996 Annual Report

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected units by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Georgia Power's Phase I compliance totaled approximately $163 million.

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Therefore, current compliance strategy could require total Phase II estimated construction expenditures, for the Company, of approximately $29 million of which $21 million remains to be spent. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An increase of up to 1 percent in Georgia Power's annual revenue requirements from customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: revisions to the ambient air quality standards for ozone and particulate matter; emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements costs to clean up known sites. These costs for the Company amounted to $2 million, $8 million and $8 million, in 1996, 1995, and 1994, respectively. Additional sites may require environmental remediation for which the Company may be liable for a portion of or all required clean-up costs. See Note 3 to the financial statements under "Certain Environmental Contingencies" for information regarding the Company's potentially responsible party status at a site in Brunswick, Georgia and the status of sites listed on the State of Georgia's hazardous site inventory.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

STATEMENTS OF INCOME
For the Years Ended December 31, 1996, 1995, and 1994
Georgia Power Company 1996 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1996             1995              1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)
Operating Revenues:
Revenues                                                                         $   4,380,893    $   4,328,432     $   4,101,504
Revenues from affiliates                                                                35,886           76,906            60,899
----------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                             4,416,779        4,405,338         4,162,403
----------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                                 835,194          900,973           870,653
  Purchased power from non-affiliates                                                  157,308          183,009           193,130
  Purchased power from affiliates                                                      229,324          131,740           158,063
  Provision for separation benefits                                                     39,099           10,607            82,238
  Other                                                                                741,383          735,918           643,375
Maintenance                                                                            315,934          292,029           272,818
Depreciation and amortization                                                          432,940          421,850           379,158
Amortization of deferred Plant Vogtle costs, net (Note 1)                              136,650          124,454            74,888
Taxes other than income taxes                                                          207,098          204,675           194,566
Federal and state income taxes                                                         435,904          449,204           399,413
------------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                             3,530,834        3,454,459         3,268,302
----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                       885,945          950,879           894,101
Other Income (Expense):
Allowance for equity funds used during construction                                      3,144            2,734             5,663
Equity in earnings of unconsolidated subsidiary (Note 4)                                 3,851            4,051             3,588
Interest income                                                                          5,333            5,524             3,254
Other, net                                                                             (43,502)          (8,973)           10,626
Income taxes applicable to other income                                                 18,581            3,022             7,975
----------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                         873,352          957,237           925,207
----------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                             207,851          254,607           306,473
Allowance for debt funds used during construction                                      (11,416)         (12,081)          (11,571)
Interest on interim obligations                                                         15,478           21,463            17,529
Amortization of debt discount, premium, and expense, net                                14,790           15,835            15,743
Other interest charges                                                                   6,338           11,399            23,183
Distributions on preferred securities of subsidiary companies                           14,958            9,000               300
----------------------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                                        247,999          300,223           351,657
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                             625,353          657,014           573,550
Dividends on Preferred Stock                                                            45,026           48,152            48,006
==================================================================================================================================
Net Income After Dividends on Preferred Stock                                    $     580,327    $     608,862     $     525,544
==================================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1996, 1995, and 1994
Georgia Power Company 1996 Annual Report

----------------------------------------------------------------------------------------------------------------------------
                                                                                    1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
Operating Activities:
Net income                                                                $      625,353   $       657,014   $      573,550
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                           521,086           527,310          484,032
         Deferred income taxes and investment tax credits, net                    35,700            37,150           33,567
         Allowance for equity funds used during construction                      (3,144)           (2,734)          (5,663)
         Amortization of deferred Plant Vogtle costs, net                        136,650           124,454           74,888
         Non-cash portion of separation benefits                                       -                 -           68,599
         Loss (gain) on asset sales                                                3,766           (23,588)         (22,717)
         Other, net                                                               49,649            23,722          (72,597)
         Changes in certain current assets and liabilities --
            Receivables, net                                                       9,421           (59,370)          67,218
            Inventories                                                           55,753            30,761          (63,545)
            Payables                                                             (35,651)           45,882            5,409
            Taxes accrued                                                         11,766            11,373          (60,474)
            Energy cost recovery, retail                                             679            42,576           55,505
            Other                                                                (24,040)            3,473             (706)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                    1,386,988         1,418,023        1,137,066
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                        (428,220)         (480,449)        (638,426)
Sales of property                                                                  3,319           131,099          132,644
Other                                                                            (16,468)          (42,579)         (41,273)
----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                          (441,369)         (391,929)        (547,055)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
     Preferred securities                                                        225,000                 -          100,000
     First mortgage bonds                                                         10,000            75,000                -
     Pollution control bonds                                                     112,825           504,700          527,210
Retirements --
     Preferred stock                                                            (179,148)                -                -
     First mortgage bonds                                                       (210,860)         (505,789)        (133,559)
     Pollution control bonds                                                    (119,665)         (504,810)        (510,320)
     Other long-term debt                                                              -           (37,000)         (10,187)
Interim obligations, net                                                          30,166           (24,472)         (57,425)
Special deposits -- redemption funds                                             (44,454)                -                -
Capital distribution to parent company                                          (250,000)                -                -
Payment of preferred stock dividends                                             (46,911)          (48,419)         (47,147)
Payment of common stock dividends                                               (475,500)         (451,500)        (429,300)
Miscellaneous                                                                    (10,646)          (17,413)         (22,640)
----------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                          (959,193)       (1,009,703)        (583,368)
----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                          (13,574)           16,391            6,643
Cash and Cash Equivalents at Beginning of Year                                    28,930            12,539            5,896
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                  $       15,356   $        28,930   $       12,539
============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                        249,434   $       298,482          336,155
     Income taxes (net of refunds)                                               373,886           404,129          386,653
----------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1996 and 1995
Georgia Power Company 1996 Annual Report

---------------------------------------------------------------------------------------------------------------
ASSETS                                                                            1996                    1995
---------------------------------------------------------------------------------------------------------------
                                                                                    (in thousands)

Utility Plant:
Plant in service                                                       $    14,769,573         $    14,538,595
Less accumulated provision for depreciation                                  4,793,638               4,417,120

---------------------------------------------------------------------------------------------------------------
                                                                             9,975,935              10,121,475
Nuclear fuel, at amortized cost                                                121,840                 124,849
Construction work in progress (Note 4)                                         256,141                 236,715

---------------------------------------------------------------------------------------------------------------
Total                                                                       10,353,916              10,483,039
---------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 4)                        26,032                  27,232
Nuclear decommissioning trusts, at market                                      130,178                  92,273
Miscellaneous                                                                  103,787                 120,383
---------------------------------------------------------------------------------------------------------------
Total                                                                          259,997                 239,888
---------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                       15,356                  28,930
Receivables-
  Customer accounts receivable                                                 392,328                 418,749
  Other accounts receivable                                                    159,499                 102,953
  Affiliated companies                                                          20,095                  15,482
  Accumulated provision for uncollectible accounts                              (4,000)                 (5,000)
Fossil fuel stock, at average cost                                             117,382                 145,151
Materials and supplies, at average cost                                        258,820                 286,804
Prepayments                                                                    109,771                 107,764
Vacation pay deferred                                                           39,965                  35,543
---------------------------------------------------------------------------------------------------------------
Total                                                                        1,109,216               1,136,376
---------------------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)                              818,418                 871,783
Deferred Plant Vogtle costs (Note 1)                                           170,988                 307,638
Premium on reacquired debt, being amortized                                    166,670                 174,018
Debt expense, being amortized                                                   32,693                  27,227
Miscellaneous                                                                  159,153                 230,306
---------------------------------------------------------------------------------------------------------------
Total                                                                        1,347,922               1,610,972
---------------------------------------------------------------------------------------------------------------
Total Assets                                                           $    13,071,051         $    13,470,275
===============================================================================================================
The accompanying notes are an integral part of these statements.


                                       12

BALANCE SHEETS
At December 31, 1996 and 1995
Georgia Power Company 1996 Annual Report

-------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                                        1996                    1995
-------------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                        $     4,154,281         $     4,299,012
Preferred stock                                                                    464,611                 692,787
Company obligated mandatorily redeemable preferred securities of subsidiaries substantially all of whose assets are junior
    subordinated debentures or notes (Note 9)                                      325,000                 100,000
Long-term debt                                                                   3,200,419               3,315,460
-------------------------------------------------------------------------------------------------------------------
Total                                                                            8,144,311               8,407,259
-------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 9)                                        49,028                       -
Long-term debt due within one year (Note 9)                                         60,622                 150,446
Notes payable to banks (Note 9)                                                    207,300                 178,000
Commercial paper (Note 9)                                                          223,196                 222,330
Accounts payable-
  Affiliated companies                                                              66,821                  72,878
  Other                                                                            263,093                 316,278
Customer deposits                                                                   64,901                  53,145
Taxes accrued-
  Federal and state income                                                          15,497                   7,759
  Other                                                                            100,661                  96,633
Interest accrued                                                                    79,936                  96,162
Vacation pay accrued                                                                38,597                  34,233
Miscellaneous                                                                      114,530                 137,184
-------------------------------------------------------------------------------------------------------------------
Total                                                                            1,284,182               1,365,048
-------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                       2,522,945               2,510,458
Accumulated deferred investment tax credits                                        415,477                 432,184
Deferred credits related to income taxes (Note 8)                                  382,381                 410,016
Employee benefits provisions                                                       186,319                 182,082
Disallowed Plant Vogtle capacity buyback costs (Note 4)                             57,250                  58,514
Miscellaneous                                                                       78,186                 104,714
-------------------------------------------------------------------------------------------------------------------
Total                                                                            3,642,558               3,697,968
-------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1 through 7)
Total Capitalization and Liabilities                                       $    13,071,051         $    13,470,275
===================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CAPITALIZATION
At December 31, 1996 and 1995
Georgia Power Company 1996 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                 1996             1995       1996        1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)              (percent of total)
Common Stock Equity:
Common stock, without par value --
     Authorized -- 15,000,000 shares
     Outstanding --  7,761,500 shares                                 $       344,250   $      344,250
Paid-in capital                                                             2,134,886        2,384,444
Premium on preferred stock                                                        371              413
Retained earnings (Note 9)                                                  1,674,774        1,569,905
----------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                   4,154,281        4,299,012         51.0%        51.1%
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock, without par value:
     Authorized -- 55,000,000 shares
     Outstanding -- 16,111,964 shares
         $100 stated value --
            4.60% to 6.60%                                                    117,787          117,787
            7.72% to 7.80%                                                     30,000          105,000
         $25 stated value --
            $1.90 to $2.125                                                   190,852          295,000
         Adjustable rate -- at January 1, 1997:
              5.20%                                                           100,000          100,000
              5.66%                                                            75,000           75,000
----------------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock (annual dividend
     requirement -- $32,580,000)                                              513,639          692,787
Less amount due within one year (Note 9)                                       49,028                -
----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock excluding amount due within one year               464,611          692,787          5.7         8.2
----------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
   Redeemable Preferred Securities (Note 9):
     $25 liquidation value -- 9%                                              100,000          100,000
     $25 liquidation value -- 7.75%                                           225,000                -
----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $26,438,000)                        325,000          100,000          4.0         1.2
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
     Maturity                           Interest Rates
     March 1, 1996                      4 3/4%                                      -          150,000
     April 1, 1998                      5 1/2%                                100,000          100,000
     September 1, 1999                  6 1/8%                                195,000          195,000
     March 1, 2000                      6%                                    100,000          100,000
     October 1, 2000                    7%                                    100,000          100,000
     2002 through 2005                  6.07% to 6 7/8%                       435,000          425,000
     2008                               6 7/8%                                 50,000           50,000
     2022 through 2025                  7.55% to 8 5/8%                       534,508          595,368
----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                  1,514,508        1,715,368
Pollution control obligations (Note 9)                                      1,671,190        1,678,030
Other long-term debt (Note 9)                                                  87,114           87,400
Unamortized debt discount, net                                                (11,771)         (14,892)
----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $209,047,000)                                           3,261,041        3,465,906
Less amount due within one year (Note 9)                                       60,622          150,446
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                         3,200,419        3,315,460         39.3        39.5
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  $     8,144,311   $    8,407,259        100.0%      100.0%
==================================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1996, 1995, and 1994
Georgia Power Company 1996 Annual Report

----------------------------------------------------------------------------------------------------------------
                                                                        1996             1995              1994
----------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)

Balance at Beginning of Period                                 $   1,569,905    $   1,412,543     $   1,316,447
Net income after dividends on preferred stock                        580,327          608,862           525,544
Cash dividends on common stock                                      (475,500)        (451,500)         (429,300)
Preferred stock transactions, net                                         42                -              (148)
----------------------------------------------------------------------------------------------------------------
Balance at End of Period (Note 9)                              $   1,674,774    $   1,569,905     $   1,412,543
================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1996, 1995, and 1994
Georgia Power Company 1996 Annual Report

----------------------------------------------------------------------------------------------------------------------
                                                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)

Balance at Beginning of Period                                       $   2,384,444    $   2,384,348     $   2,384,348
Capital distribution to parent company                                    (250,000)               -                 -
Contributions to capital by parent company                                     442               96                 -
----------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                             $   2,134,886    $   2,384,444     $   2,384,348
======================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Georgia Power Company 1996 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). SCS provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns, and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of this act. The Company is also subject to regulation by the FERC and the Georgia Public Service Commission
(GPSC). The Company follows generally accepted accounting principles (GAAP) and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from these estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Company's Balance Sheets at December 31 relate to the following:

                                            1996       1995
                                          --------------------
                                             (in millions)
                                          --------------------
Deferred income taxes                     $   818    $   872
Deferred income tax credits                  (382)      (410)
Deferred Plant Vogtle costs                   171        308
Premium on reacquired debt                    167        174
Corporate building lease                       51         49
Demand-side program costs                      44         79
Vacation pay                                   40         36
Postretirement benefits                        38         53
Department of Energy assessments               32         33
Inventory conversions                         (18)       (31)
Other, net                                     27         36
==============================================================
Total                                     $   988     $1,199
==============================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Georgia Power Company 1996 Annual Report


Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1996, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $78 million in 1996, $86 million in 1995, and $87 million in 1994. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch and into 2008 at Plant Vogtle. Activities for adding dry cast storage capacity at Plant Hatch by as early as 1999 are in progress.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The assessment will be paid over a 15-year period, which began in 1993. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company -- based on its ownership interests -- estimates its remaining liability under this law at December 31, 1996, to be approximately $30 million. This obligation is recorded in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.1 percent in 1996, 3.2 percent in 1995 and 3.1 percent in 1994. In addition, the Company recorded accelerated depreciation of electric plant of $24 million in 1996 and $6 million in 1995. The amount of such charges in the accumulated provision for depreciation is $30 million at December 31, 1996. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The Company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over a set period of time as ordered by the GPSC. Earnings on the trust funds are considered in determining decommissioning expense. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of the retirement

Georgia Power Company 1996 Annual Report


date. The estimated costs of decommissioning -- both site study costs and ultimate costs at December 31, 1996 -- based on the Company's ownership interests -- were as follows:

                                           Plant      Plant
                                           Hatch     Vogtle
                                        --------------------
Site study basis (year)                     1994       1994

Decommissioning periods:
   Beginning year                           2014       2027
   Completion year                          2027       2038
------------------------------------------------------------
                                           (in millions)
Site study costs:
   Radiated structures                      $294       $233
   Non-radiated structures                    41         52
============================================================
Total                                       $335       $285
============================================================
                                           (in millions)
Ultimate costs:
   Radiated structures                      $781     $1,018
   Non-radiated structures                   111        230
------------------------------------------------------------
Total                                       $892     $1,248
============================================================

                                           (in millions)
Amount expensed in 1996                    $  11     $   9

Accumulated provisions:
   Balance in external trust funds         $  79     $  51
   Balance in internal reserves               27        13
============================================================
Total                                       $106     $  64
============================================================

Significant assumptions:
   Inflation rate                           4.4%      4.4%
   Trust earnings rate                      6.0       6.0
------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the GPSC. The decommissioning costs included in cost of service are based on the higher of the costs to decommission the radioactive portions of the plants based on 1994 site studies or the NRC minimum funding requirements. The Company expects the GPSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.


    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, changes in the assumptions used in making estimates, changes in regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Plant Vogtle Phase-In Plans

In 1987 and 1989, the GPSC ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates. Pursuant to the orders, the Company recorded a deferred return under phase-in plans until October 1991 when the allowed investment was fully reflected in rates. In 1991, the GPSC levelized the remaining Plant Vogtle declining capacity buyback expenses over a six-year period. In addition, the Company deferred certain Plant Vogtle operating expenses and financing costs under accounting orders issued by the GPSC. These GPSC orders provide for the recovery of deferred costs within 10 years.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. For the years 1996, 1995 and 1994, the average AFUDC rates were 6.59 percent, 6.53 percent and 6.18 percent, respectively. AFUDC, net of taxes, as a percentage of net income after dividends on preferred stock, was less than 2.5 percent for 1996, 1995, and 1994.

Georgia Power Company 1996 Annual Report


Utility Plant

Utility plant is stated at original cost with the exception of Plant Vogtle, which is stated at cost less regulatory disallowances. Original cost includes: materials; labor; payroll-related costs such as taxes, pensions, and other benefits; and the cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not approximate fair value at December 31 were as follows:

                                       Carrying        Fair
                                        Amount        Value
                                     --------------------------
Long-term debt:                            (in millions)
     At December 31, 1996                $3,174       $3,206
     At December 31, 1995                 3,378        3,487
Preferred Securities:
     At December 31, 1996                   325          333
     At December 31, 1995                   100          114
---------------------------------------------------------------

    The fair values for securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan covering substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Qualified trusts are funded to the extent deductible under federal income tax regulations and to the extent required by the GPSC and the FERC. During 1996 and 1995, the Company funded $25 million and $21 million, respectively, to the qualified trusts. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered the Company to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional cost was expensed in 1993, and the remaining additional costs were deferred. An additional one-fifth of the costs will be expensed each succeeding year until the costs are fully reflected in cost of service in 1997. The cost deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998.

Georgia Power Company 1996 Annual Report


Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                Pension
                                          ---------------------
                                             1996       1995
                                          ---------------------
                                             (in millions)
                                          ---------------------
Actuarial present value of
 benefit obligations:
     Vested benefits                      $     806  $     830
     Non-vested benefits                         52         43

--------------------------------------------------------------
Accumulated benefit obligation                  858        873
Additional amounts related
   to projected salary increases                314        290
---------------------------------------------------------------
Projected benefit obligation                  1,172      1,163
Less:
   Fair value of plan assets                  1,797      1,688
   Unrecognized net gain                       (591)      (465)
   Unrecognized prior service cost               56         26
   Unrecognized transition asset                (47)       (52)
---------------------------------------------------------------
Prepaid asset recognized in
   the Balance Sheets                     $      43  $      34
===============================================================


                                              Postretirement
                                                Benefits
                                          ---------------------
                                             1996       1995
                                          ---------------------
                                             (in millions)
Actuarial present value of
 benefit obligation:
     Retirees and dependents                   $217       $214
     Employees eligible to retire                29         16
     Other employees                            184        188
---------------------------------------------------------------
Accumulated benefit obligation                  430        418
Less:
   Fair value of plan assets                    112         81
   Unrecognized net loss                         50         44
   Unrecognized transition
     obligation                                 157        186
---------------------------------------------------------------
Accrued liability recognized in the
   Balance Sheets                              $111      $ 107
===============================================================


    In 1995, the Company announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the Company will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $97 million.

    The weighted average rates used in actuarial calculations were:

                                   1996       1995       1994
----------------------------------------------------------------
Discount                           7.8%       7.3%       8.0%
Annual salary increase             5.3        4.8        5.5
Long-term return on
   plan assets                     8.5        8.5        8.5
----------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 9.3 percent for 1996, decreasing gradually to 5.8 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1996, by $42 million and the aggregate of the service and interest cost components of the net postretirement cost by $4 million.

    The components of the plans' net costs are shown below:

                                               Pension
                                     ----------------------------
                                       1996      1995      1994
                                     ----------------------------
                                            (in millions)
Benefits earned during the year       $  35    $  33     $  34
Interest cost on projected
   benefit obligation                    86       78        71
Actual (return) loss on plan assets    (202)    (317)       35
Net amortization (deferral)              62      185      (160)
-----------------------------------------------------------------
Net pension cost                      $ (19)   $ (21)    $ (20)
=================================================================

    Net pension costs were negative in 1996, 1995 and 1994. Of net pension amounts recorded, $14 million in 1996 and $15 million in 1995 and 1994 were recorded as a reduction to operating expense, and the remainder was recorded as a reduction to construction and other accounts.

Georgia Power Company 1996 Annual Report



                                       Postretirement Benefits
                                        1996    1995     1994
                                      -------------------------
                                           (in millions)
Benefits earned during the year        $  9     $13      $15
Interest cost on accumulated
   benefit obligation                    30      34       33
Amortization of transition
   obligation                             9      16       15
Actual (return) loss on plan
   assets                                (6)     (8)       1
Net amortization (deferral)               3       4       (3)
---------------------------------------------------------------
Net postretirement cost                 $45     $59      $61
===============================================================

    Of the above net postretirement benefit costs recorded, $29 million in 1996, $33 million in 1995, and $28 million in 1994 were charged to operating expenses. In addition, $3 million in 1996, $11 million in 1995, and $18 million in 1994 were deferred, and the remainder was charged to construction and other accounts. During 1996, the Company expensed an additional $19 million due to an adjustment to amounts previously deferred under the GPSC order as a result of changes in the postretirement benefit plan.

Work Force Reduction Programs

The Company has incurred costs for work force reduction programs. The costs related to these programs were $39 million in 1996, $11 million in 1995 and $82 million in 1994. Additionally, the Company recognized $9 million in 1996, $3 million in 1995, and $8 million in 1994 for its share of costs associated with SCS's work force reduction programs.

3. REGULATORY AND LITIGATION MATTERS

Retail Accounting Order

On February 16, 1996, the GPSC approved a three-year accounting order for the Company. Under the order, effective January 1, 1996, the Company's earnings are evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or depreciation of electric plant. At its option, the Company may also recognize accelerated amortization or depreciation of assets within the allowed return on common equity range. The Company is required to absorb cost increases of approximately $29 million annually during the order's three-year operation, including $14 million annually of accelerated depreciation of electric plant. During the order's operation, the Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Under the approved order, on July 1, 1998 the Company will make a general rate case filing in response to which the GPSC would be expected either to continue the provisions of the accounting order or adopt different ones. The Company's 1996 retail return on common equity was within the 10 percent to 12.5 percent range.

    In November 1996, on appeal by a consumer group, the Superior Court of Fulton County, Georgia, reversed the GPSC's accounting order and remanded the matter to the GPSC. The Court found that statutory requirements applicable to rate cases should have been, but were not, followed. The GPSC subsequently appealed the Superior Court's decision. In December 1996, the Company also filed for an appeal. The Company is continuing to recognize expenses in accordance with the accounting order while it is under appeal.

Rocky Mountain Plant Status

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991, as then planned, was not economically justifiable and reasonable and withheld authorization for the Company to spend funds from approved securities issuances on that plant. AFUDC accrued on the Rocky Mountain plant was not credited to income or included in the plant's cost since December 1985. In 1988, the Company and OPC entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant, as discussed in Note 6. In 1995, the plant went into commercial operation. However, full recovery of the Company's
25.4 percent ownership interest depends on the GPSC's treatment of the plant's costs and disposition of the plant's capacity output. In June 1996, the GPSC initiated a review of the Rocky Mountain pumped storage hydroelectric plant. In the event the GPSC does not allow full recovery of the plant's costs, then the portion not allowed may have to be written off. At December 31, 1996, the Company's net investment in the plant was approximately $175 million.

    The final outcome of this matter cannot now be determined. Accordingly, no provision for any write-down of the investment in the plant has been made.

Georgia Power Company 1996 Annual Report

Demand-Side Conservation Programs

In October 1993, a Superior Court of Fulton County, Georgia, judge ruled that rate riders previously approved by the GPSC for recovery of the Company's costs incurred in connection with demand-side conservation programs were unlawful. The Company suspended collection of the demand-side conservation costs and appealed the court's decision to the Georgia Court of Appeals. The Company deferred costs related to these programs under an accounting order approved by the GPSC until December 1994, when the Company resumed collection under the rate riders after the Georgia Court of Appeals upheld their legality. In August 1995, the GPSC ordered the Company to discontinue its current demand-side conservation programs by the end of 1995. The rate riders will remain in effect until costs deferred are collected, which is expected to be by the end of 1997.

    Under the Retail Accounting Order approved February 16, 1996, the Company will recognize approximately $29 million of deferred program costs over a three-year period which will not be recovered through the riders.

FERC Review of Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all the schedules and contracts involved in both proceedings, as well as certain other contracts that reference these proceedings in determining return on common equity and if refunds were ordered, the amount of refunds could range up to approximately $61 million at December 31, 1996. However, management believes that rates are not excessive, and that refunds are not justified.

Certain Environmental Contingencies

In January 1995, the Company and four other unrelated entities were notified by the EPA that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1996, the Company has recognized approximately $5 million in expenses associated with this site. This represents the Company's agreed upon share of removal and remedial investigation and feasibility study costs. The final outcome of this matter cannot now be determined. However, based on the nature and extent of the Company's activities relating to the site, management believes that the Company's portion of any remaining remediation costs should not be material.

    In compliance with the Georgia Hazardous Site Response Act of 1993, the State of Georgia was required to compile an inventory of all known or suspected sites where hazardous wastes, constituents or substances have been disposed of or released in quantities deemed reportable by the State. In developing this list, the State identified several hundred properties throughout the State, including 25 sites which may require environmental remediation that were either previously or are currently owned by the Company. The majority of these sites are electrical power substations and power generation facilities. The Company has remediated seven electrical substations on the list at a cost of approximately $1 million. In addition, the Company has recognized approximately $16 million in expenses through December 31, 1996 for the assessment of the remaining sites on the list and the anticipated clean-up cost for 13 sites that the Company plans to remediate. The accrued costs for environmental remediation obligations are not discounted to their present value. Any cost of remediating

Georgia Power Company 1996 Annual Report


the remaining sites cannot presently be determined until such studies are completed for each site and the State of Georgia determines whether remediation is required. If all listed sites were required to be remediated, the Company could incur expenses of up to approximately $15 million in additional clean-up costs and construction expenditures of up to approximately $65 million to develop new waste management facilities or install additional pollution control devices.

Wholesale Litigation

In July 1994, Oglethorpe Power Corporation (OPC) and the Municipal Electric Authority of Georgia (MEAG) filed a joint complaint with the FERC seeking to recover from the Company an aggregate of approximately $16.5 million in alleged partial requirements rates overcharges, plus approximately $6.3 million in interest. OPC and MEAG claimed that the Company improperly reflected in such rates costs associated with capacity that had previously been sold to Gulf States pursuant to a unit power sales contract or, alternatively, that they should be allocated a portion of the proceeds received by the Company as a result of a settlement with Gulf States of litigation arising out of such contract. In November 1996, the Company reached a settlement with OPC, MEAG and the City of Dalton to pay the parties an aggregate of $14 million. The settlement has been approved by the FERC.

    In May 1996, MEAG filed a complaint with the FERC seeking termination as of December 31, 1996 of the partial requirements tariff pursuant to which the Company currently sells wholesale energy to MEAG. The complaint also sought refunds in an unspecified amount as a result of alleged overcharges by the Company under the tariff for the years 1993 through 1996. In June 1996, the Company filed a response with the FERC requesting that its partial requirements service obligation to MEAG be terminated as of the date sought by MEAG. On January 10, 1997, the Company and MEAG reached an agreement to enter into a new power supply relationship which would replace in their entirety the partial requirements tariff and the scheduling services agreement between the Company and MEAG. The agreement required the parties to formalize a new contractual relationship and within approximately 45 days file the new contract with the FERC for approval. Under the agreement, the Company does not owe MEAG any refunds for alleged overcharges for the years specified.

Nuclear Performance Standards

In October 1989, the GPSC adopted a nuclear performance standard for the Company's nuclear generating units under which the performance of plants Hatch and Vogtle will be evaluated every three years. The performance standard is based on each unit's capacity factor as compared to the average of all comparable U.S. nuclear units operating at a capacity factor of 50 percent or higher during the three-year period of evaluation. Depending on the performance of the units, the Company could receive a monetary reward or penalty under the performance standards criteria.

    The first evaluation was conducted in 1993 for performance during the 1990-92 period. The GPSC approved a performance reward of approximately $8.5 million for the Company. This reward was collected through the retail fuel cost recovery provision and recognized in income over a 36-month period which ended in October 1996. In January 1997, the GPSC approved a performance award of approximately $11.7 million for performance during the 1993-95 period. This reward will be collected through the retail fuel cost recovery provision and recognized in income over a 36-month period beginning January 1997.

4.  COMMITMENTS

Construction Program

While the Company has no traditional baseload generating plants under construction, the construction of one jointly owned combustion turbine peaking unit was completed in January 1997. In addition, significant construction of transmission and distribution facilities, and projects to upgrade and extend the useful life of generating plants will continue. The Company currently estimates property additions to be approximately $490 million in 1997, $479 million in 1998, and $464 million in 1999. The estimates for property additions for the three-year period include $31 million committed to meeting the requirements of the Clean Air Act.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from estimates because of numerous factors, including, but not limited to, changes in business conditions, load growth estimates, environmental regulations, and regulatory requirements.

Georgia Power Company 1996 Annual Report

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term fossil and nuclear fuel commitments at December 31, 1996 were as follows:

                                                Minimum
Year                                          Obligations
                                         ----------------------
                                             (in millions)
1997                                            $   833
1998                                                679
1999                                                512
2000                                                423
2001                                                358
2002 and beyond                                   1,722
---------------------------------------------------------------
Total minimum obligations                       $ 4,527
===============================================================

    Additional commitments for coal and for nuclear fuel will be required in the future to supply the Company's fuel needs.

Purchase Power Commitments

In connection with the joint ownership arrangement for Plant Vogtle, discussed in Note 6, the Company has made commitments to purchase declining fractions of OPC's and MEAG's capacity and energy from this plant. The declining commitments were in effect during periods of up to seven years following commercial operation and ended in 1996. The commitments regarding a portion of a 5 percent interest in Plant Vogtle owned by MEAG are in effect until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest. The payments for capacity are required whether or not any capacity is available. The energy cost is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power from non-affiliates in the Company's Statements of Income. Capacity payments totaled $68 million, $76 million, and $129 million in 1996, 1995, and 1994, respectively. The current projected Plant Vogtle capacity payments are:

Year                                            Amounts
                                         ----------------------
                                             (in millions)
1997                                            $    58
1998                                                 60
1999                                                 62
2000                                                 63
2001                                                 62
2002 and beyond                                     858
---------------------------------------------------------------
Total                                           $ 1,163
==============================================================

    Portions of the payments noted above relate to costs in excess of Plant Vogtle's allowed investment for ratemaking purposes. The present value of these portions was written off in 1987 and 1990.

    As discussed in Note 1, the Plant Vogtle declining capacity buyback expense is being levelized over a six-year period which began in October 1991.

    The Company and an affiliate, Alabama Power Company, own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, as well as associated transmission facilities. The capacity of the units has been sold equally to the Company and Alabama Power under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, debt service and return on investment, whether or not SEGCO has any capacity and energy available. The term of the contract extends automatically for two-year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses included in purchased power from affiliates in the Statements of Income, is as follows:

                                1996       1995       1994
                             ---------------------------------
                                     (in millions)
Energy                           $47         $44        $43
Capacity                          30          29         33
--------------------------------------------------------------
Total                            $77         $73        $76
==============================================================
Kilowatt-hours                 2,780       2,391      2,429
--------------------------------------------------------------

Georgia Power Company 1996 Annual Report

    At December 31, 1996, the capitalization of SEGCO consisted of $52 million of equity and $76 million of long-term debt on which the annual interest requirement is $5 million.

    The Company has entered into a 30-year purchase power agreement, scheduled to begin in June 1998, for electricity during peaking periods from a planned 300 megawatt cogeneration facility. Capacity and fixed operation and maintenance (O&M) payments are subject to reductions for failure to meet minimum capacity output. Estimated capacity and fixed O&M payments are as follows:

Year                                            Amounts
                                         ----------------------
                                             (in millions)
1998                                             $  13
1999                                                15
2000                                                15
2001                                                15
2002 and beyond                                    320
---------------------------------------------------------------
Total                                            $ 378
===============================================================

Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $11 million, $12 million, and $13 million for 1996, 1995, and 1994, respectively. At December 31, 1996, estimated minimum rental commitments for these noncancelable operating leases were as follows:

Year                                            Amounts
                                         ----------------------
                                             (in millions)
1997                                             $  11
1998                                                10
1999                                                10
2000                                                10
2001                                                10
2002 and beyond                                    121
---------------------------------------------------------------
Total                                            $ 172
===============================================================

5.  NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the Company's nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. The Company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment for the Company, excluding any applicable state premium taxes, -- based on its ownership and buyback interests -- is $162 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The Company is a member of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The Company's maximum annual assessment is limited to $11 million under current policies.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 21 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under the current policies for the Company would be $16 million for excess property damage and $12 million for replacement power.

Georgia Power Company 1996 Annual Report

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    The Company participates in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, the Company could be subject to a maximum total assessment of $6 million.

    All retrospective assessments, whether generated for liability, property or replacement power, may be subject to applicable state premium taxes.

6.  FACILITY SALES AND JOINT OWNERSHIP AGREEMENTS

The Company has sold undivided interests in plants Hatch, Wansley, Vogtle, and Scherer Units 1 and 2, together with transmission facilities, to OPC, an electric membership generation and transmission corporation; MEAG, a public corporation and an instrumentality of the state of Georgia; and the City of Dalton, Georgia. The Company has sold an interest in Plant Scherer Unit 3 to Gulf Power Company, an affiliate. Additionally, in 1995 the Company completed the last of four separate transactions to sell Unit 4 of Plant Scherer to Florida Power & Light Company (FP&L) and Jacksonville Electric Authority (JEA) for a total price of approximately $808 million. FP&L now owns approximately
76.4 percent of the unit, with JEA owning the remainder.


    The Scherer Unit 4 transactions were as follows:

  Closing                   Percent                After-Tax
    Date       Capacity    Ownership     Amount       Gain
---------------------------------------------------------------
           (in megawatts)                   (in millions)

July 1991         290         35.46%      $ 291       $ 14
June 1993         258         31.44         253         18
June 1994         135         16.55         133         11
June 1995         135         16.55         131         12
---------------------------------------------------------------
Total             818        100.00%      $ 808       $ 55
===============================================================

    Except as otherwise noted, the Company has contracted to operate and maintain all jointly owned facilities. The Company includes its proportionate share of plant operating expenses in the corresponding operating expenses in the Statements of Income.

    As discussed in Note 3, the Company owns 25.4 percent of the Rocky Mountain pumped storage hydroelectric plant, which began commercial operation in 1995. OPC owns the remainder, and is the operator of the plant.

    The Company owns six of eight 80 megawatt combustion turbine generating units and 75 percent of the related common facilities at Plant McIntosh. Savannah Electric and Power Company, an affiliate, owns the remainder and operates the plant. Four of the Company's six units began commercial operation during 1994, and the remaining two units began commercial operation in 1995.

    The Company and Florida Power Corporation (FPC) jointly own a 150 megawatt combustion turbine unit at Intercession City, Florida, near Orlando. The unit began commercial operation in January 1997, and is operated by FPC. The Company owns a one-third interest in the unit, with use of 100 percent of the unit's capacity from June through September. FPC has the capacity the remainder of the year. The Company's investment in the unit is approximately $13 million.

    At December 31, 1996, the Company's percentage ownership and investment (exclusive of nuclear fuel) in

Georgia Power Company 1996 Annual Report


jointly owned facilities in commercial operation, were as follows:

                                      Total
                                    Nameplate        Company
Facility (Type)                     Capacity        Ownership
-----------------------------------------------------------------
                                     (megawatts)
Plant Vogtle (nuclear)                 2,320            45.7%
Plant Hatch (nuclear)                  1,630            50.1
Plant Wansley (coal)                   1,779            53.5
Plant Scherer (coal)
   Units 1 and 2                       1,636             8.4
   Unit 3                                818            75.0
Plant McIntosh
   Common Facilities                     N/A            75.0
       (combustion-turbine)
Rocky Mountain                           848            25.4
       (pumped storage)
-----------------------------------------------------------------

                                                   Accumulated
  Facility (Type)                  Investment     Depreciation
----------------------------------------------------------------
                                         (in millions)
  Plant Vogtle (nuclear)              $3,299*          $843
  Plant Hatch (nuclear)                  854            436
  Plant Wansley (coal)                   301            134
  Plant Scherer (coal)
     Units 1 and 2                       112             42
     Unit 3                              542            150
  Plant McIntosh
   Common Facilities
       (combustion-turbine)               19              1
  Rocky Mountain
            (pumped storage)             202             27
----------------------------------------------------------------

     * Investment net of write-offs.

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the operating subsidiaries of Southern Company have long-term contractual agreements for the sale of capacity and energy to non-affiliated utilities located outside the system's service area. These agreements consist of firm unit power sales pertaining to capacity from specific generating units. The Company also had agreements for non-firm sales, which expired in 1994, based on the capacity of the Southern system. Because energy is generally sold at cost under these agreements, it is primarily the capacity revenues that affect the Company's profitability.

    The Company's capacity revenues were as follows:

Year          Unit Power Sales             Non-firm Sales
-----------------------------------------------------------------
        (in millions) (megawatts)    (in millions) (megawatts)
1996         $  41           173           $  -             -
1995            53           248              -             -
1994            75           403              9           101
-----------------------------------------------------------------

    Unit power from specific generating plants is being sold to FP&L, FPC, JEA, and the City of Tallahassee, Florida. Under these agreements, the Company sold approximately 173 megawatts of capacity in 1996 and is scheduled to sell approximately 159 megawatts of capacity in 1997 through 1999, and in 2000, 126 megawatts will be sold. After 2000, capacity sales will decline to approximately 103 megawatts -- unless reduced by FP&L, FPC, and JEA -- until the expiration of the contracts in 2010.

    Long-term non-firm power of 200 megawatts was sold by the Southern system in 1994 to FPC, of which the Company's share was 101 megawatts, under a contract that expired at the end of 1994. Sales under these long-term non-firm power sales agreements were made from available power pool energy, and the revenues from the sales were shared by the operating affiliates.

8.  INCOME TAXES

At December 31, 1996, tax-related regulatory assets were $818 million and tax-related regulatory liabilities were $382 million. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

Georgia Power Company 1996 Annual Report


   Details of the federal and state income tax provisions are as follows:

                                     1996      1995      1994
                                  -------------------------------
Total provision for income taxes:          (in millions)
Federal:
   Currently payable                $ 325       $349      $306
   Deferred -
     Current year                      70         84        86
     Reversal of prior years          (41)       (55)      (57)
   Deferred investment tax
     credits                            -          1        (1)
-----------------------------------------------------------------
                                      354        379       334
-----------------------------------------------------------------
State:
   Currently payable                   56         60        52
   Deferred -
     Current year                      12         15        15
     Reversal of prior years           (5)        (8)      (10)
-----------------------------------------------------------------
                                       63         67        57
-----------------------------------------------------------------
Total                                 417        446       391
-----------------------------------------------------------------
Less:
   Income taxes credited
     to other income                  (19)        (3)       (8)
=================================================================
Total income taxes
   charged to operations            $ 436       $449      $399
=================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:


                                               1996      1995
                                             -------------------
                                               (in millions)
Deferred tax liabilities:
   Accelerated depreciation                  $  1,736    $1,630
   Property basis differences                   1,038     1,074
   Deferred Plant Vogtle costs                     54       100
   Premium on reacquired debt                      67        70
   Deferred regulatory costs                       21        38
   Other                                           32        29
----------------------------------------------------------------
Total                                           2,948     2,941
----------------------------------------------------------------
Deferred tax assets:
   Other property basis differences               225       239
   Federal effect of state deferred taxes         100        97
   Other deferred costs                            93        83
   Disallowed Plant Vogtle buybacks                24        25
   Accrued interest                                10        13
   Fuel clause overrecovered                        8         6
   Other                                           18        18
----------------------------------------------------------------
Total                                             478       481
----------------------------------------------------------------
Net deferred tax liabilities                    2,470     2,460
Portion included in current assets                 53        51
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $  2,523    $2,511
================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $17 million in 1996, $22 million in 1995, and $25 million in 1994. At December 31, 1996, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory tax rate to the effective income tax rate is as follows:

                                       1996    1995     1994
                                     -------------------------
Federal statutory rate                  35%     35%      35%
State income tax, net of
   federal deduction                     4       4        4
Non-deductible book
   depreciation                          3       2        3
Difference in prior years'
   deferred and current tax rate        (1)     (1)      (1)
Other                                   (1)      -        -
-------------------------------------------------------------
Effective income tax rate               40%     40%      41%
=============================================================

Georgia Power Company 1996 Annual Report

    Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  CAPITALIZATION

First Mortgage Bond Indenture & Charter Restrictions

The Company's first mortgage bond indenture contains various restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1996, $778 million of retained earnings and paid-in capital was unrestricted for the payment of cash dividends or any other distributions under terms of the mortgage indenture. Supplemental indentures in connection with future first mortgage bond issues may contain more stringent restrictions than those currently in effect.

    The Company's charter limits cash dividends on common stock to the lesser of the retained earnings balance or 75 percent of net income available for such stock during a prior period of 12 months if the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend, is below 25 percent, and to 50 percent of such net income if such ratio is less than 20 percent. At December 31, 1996, the ratio as defined was 50.3 percent.

Preferred Securities

In December 1994, Georgia Power Capital, L.P., of which the Company is the sole general partner, issued $100 million of 9 percent mandatorily redeemable preferred securities. Substantially all of the assets of Georgia Power Capital are $103 million aggregate principal amount of Georgia Power's 9 percent Junior Subordinated Deferrable Interest Debentures due December 19, 2024. In August 1996, Georgia Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $225 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $232 million aggregate principal amount of the Company's 7.75 percent Junior Subordinated Notes due June 30, 2036. In January 1997, Georgia Power Capital Trust II (Trust II), of which the Company owns all the common securities, issued $175 million of 7.60 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $180 million aggregate principal amount of the Company's 7.60 percent Junior Subordinated Notes due December 31, 2036.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of Georgia Power Capital's and Georgia Power Capital Trusts' payment obligations with respect to the preferred securities.

    Georgia Power Capital, L.P., Georgia Power Capital Trust I, and Georgia Power Capital Trust II are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

Pollution Control Bonds

The Company has incurred obligations in connection with the sale by public authorities of tax-exempt pollution control revenue bonds. The Company has authenticated and delivered to trustees an aggregate of $1.5 billion of its first mortgage bonds, which are pledged as security for its obligations under pollution control revenue contracts. No interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase or loan agreements. An aggregate of approximately $90 million of the pollution control revenue bonds is secured by a subordinated interest in specific property of the Company.

    Details of pollution control bonds are as follows:


                     Interest Rates        1996        1995
    Maturity
--------------------------------------------------------------
                                            (in millions)
2000              4.375%                  $    50   $     50
2004-2006         5% to 6.75%                 143        145
2007-2011         6.375% to 6.40%              10         20
                        & Variable
2016              8%                            -         56
2017-2021         6% to 9.375%                235        287
2022-2026         5.40% to 6.75%
                       & Variable           1,233      1,120
-------------------------------------------------------------
Total pollution control bonds             $ 1,671     $1,678
=============================================================

Georgia Power Company 1996 Annual Report


Bank Credit Arrangements

At the beginning of 1997, the Company had unused credit arrangements with banks totaling $1.1 billion, of which $629.4 million expires at various times during 1997, $48.7 million expires at May 1, 1999, and $400 million expires at June 30, 1999.

    The $400 million expiring June 30, 1999, is under revolving credit arrangements with several banks providing the Company, Alabama Power Company, and Southern Company up to a total credit amount of $400 million. To provide liquidity support for commercial paper programs, $165 million, $135 million, and $100 million are currently dedicated to the Company, Alabama Power Company, and Southern Company, respectively. However, the allocations can be changed among the borrowers by notifying the respective banks.

    During the term of the agreements expiring in 1999, short-term borrowings may be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Of the Company's total $1.1 billion in unused credit arrangements, a portion of the lines is dedicated to provide liquidity support to variable rate pollution control bonds. The credit lines dedicated as of December 31, 1996, were $589.7 million. In connection with all other lines of credit, the Company has the option of paying fees or maintaining compensating balances. These balances are not legally restricted from withdrawal.

    In addition, the Company borrows under uncommitted lines of credit with banks and through a $225 million commercial paper program that has the liquidity support of committed bank credit arrangements. Average compensating balances held under these committed facilities were not material in 1996.

Other Long-Term Debt

Assets acquired under capital leases are recorded in the Balance Sheets as utility plant in service, and the related obligations are classified as long-term debt. At December 31, 1996 and 1995, the Company had a capitalized lease obligation for its corporate headquarters building of $87 million with an interest rate of 8.1 percent. The lease agreement provides for payments that are minimal in early years and escalate through the first 21 years of the lease. For ratemaking purposes, the GPSC has treated the lease as an operating lease and has allowed only the lease payments in cost of service. The difference between the accrued expense and the lease payments allowed for ratemaking purposes is being deferred as a cost to be recovered in the future as ordered by the GPSC. At December 31, 1996, and 1995, the interest and lease amortization deferred on the Balance Sheets are $51 million and $49 million, respectively.

Assets Subject to Lien

The Company's mortgage dated as of March 1, 1941, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Securities Due Within One Year

The current portion of the Company's long-term debt and preferred stock is as follows:

                                                1996     1995
                                             -------------------
                                               (in millions)
First mortgage bonds                           $  61      $150
Preferred stock                                   49         -
----------------------------------------------------------------
Total                                          $ 110      $150
================================================================

    The Company's first mortgage bond indenture includes an improvement fund requirement that amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by June 1 of each year by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirement. The 1997 requirement was met in the first quarter of the year by depositing cash with the trustee. These funds, along with cash deposited previously with the trustee to satisfy the 1995 and 1996 improvement fund requirements, were used to redeem bonds.

Georgia Power Company 1996 Annual Report

Redemption of Securities

The Company plans to continue a program of redeeming or replacing debt and preferred stock in cases where opportunities exist to reduce financing costs. Issues may be repurchased in the open market or called at premiums as specified under terms of the issue. They may also be redeemed at face value to meet improvement fund and sinking fund requirements, to meet replacement provisions of the mortgage, or through use of proceeds from the sale of property pledged under the mortgage. In general, for the first five years a series is outstanding, the Company is prohibited from redeeming for improvement fund purposes more than 1 percent annually of the original issue amount.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information for 1996 and 1995 is as follows:

                                                      Net Income
                                                        After
                                                     Dividends on
                        Operating      Operating      Preferred
    Quarter Ended        Revenues       Income          Stock
-------------------------------------------------------------------
                                      (in millions)
                       --------------------------------------------
March 1996              $  1,029          $192          $ 114
June 1996                  1,134           233            154
September 1996             1,311           339            256
December 1996                943           122             56


March 1995              $    974          $207          $ 116
June 1995                  1,075           230            149
September 1995             1,374           337            245
December 1995                982           177             99
-------------------------------------------------------------------

    Earnings in the fourth quarter of 1996, compared to the fourth quarter of 1995, declined primarily as a result of lower retail and wholesale revenues and initiatives to reduce fossil generation materials inventory levels.

    The Company's business is influenced by seasonal weather conditions.

SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1996 Annual Report


-------------------------------------------------------------------------------------------------------------------------------
                                                                                       1996              1995             1994
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                $4,416,779        $4,405,338       $4,162,403
Net Income after Dividends
     on Preferred Stock (in thousands)                                             $580,327          $608,862         $525,544
Cash Dividends on Common Stock (in thousands)                                      $475,500          $451,500         $429,300
Return on Average Common Equity (percent)                                             13.73             14.43            12.84
Total Assets (in thousands)                                                     $13,071,051       $13,470,275      $13,712,658
Gross Property Additions (in thousands)                                            $428,220          $480,449         $638,426
-------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                              $4,154,281        $4,299,012       $4,141,554
Preferred stock                                                                     464,611           692,787          692,787
Preferred stock subject to mandatory redemption                                           -                 -                -
Company obligated mandatorily redeemable preferred securities                       325,000           100,000          100,000
Long-term debt                                                                    3,200,419         3,315,460        3,757,823
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                    $8,144,311        $8,407,259       $8,692,164
===============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                    51.0              51.1             47.6
Preferred stock                                                                         5.7               8.2              8.0
Company obligated mandatorily redeemable preferred securities                           4.0               1.2              1.2
Long-term debt                                                                         39.3              39.5             43.2
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                         100.0             100.0            100.0
===============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                               10,000            75,000                -
Retired                                                                             210,860           505,789          133,559
Preferred Stock (in thousands):
Issued                                                                                    -                 -                -
Retired                                                                             179,148                 -                -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                              225,000                 -          100,000
-------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                             A1                A1               A2
     Standard and Poor's                                                                 A+                A+                A
     Duff & Phelps                                                                      AA-               AA-               A+
Preferred Stock -
     Moody's                                                                             a2                a2               a3
     Standard and Poor's                                                                  A                 A               A-
     Duff & Phelps                                                                       A+                 A               A-
-------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                       1,531,453         1,500,024        1,466,382
Commercial                                                                          205,087           198,624          193,648
Industrial                                                                           10,424            10,796           10,976
Other                                                                                 2,645             2,568            2,426
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                             1,749,609         1,712,012        1,673,432
===============================================================================================================================
Employees (year-end)                                                                 10,346            11,061           11,765



SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1996 Annual Report


------------------------------------------------------------------------------------------------------------------------
                                                                                1993              1992             1991
------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                         $4,451,181        $4,297,436       $4,301,428
Net Income after Dividends
     on Preferred Stock (in thousands)                                      $569,853          $520,538         $474,855
Cash Dividends on Common Stock (in thousands)                               $402,400          $384,000         $375,200
Return on Average Common Equity (percent)                                      14.37             13.60            12.76
Total Assets (in thousands)                                              $13,736,110       $10,964,442      $10,842,538
Gross Property Additions (in thousands)                                     $674,432          $508,444         $548,051
------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                       $4,045,458        $3,888,237       $3,766,551
Preferred stock                                                              692,787           692,792          607,796
Preferred stock subject to mandatory redemption                                    -             6,250          118,750
Company obligated mandatorily redeemable preferred securities                      -                 -                -
Long-term debt                                                             4,031,387         4,131,016        4,553,189
------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                             $8,769,632        $8,718,295       $9,046,286
========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                             46.1              44.6             41.7
Preferred stock                                                                  7.9               8.0              8.0
Company obligated mandatorily redeemable preferred securities                    -                 -                -
Long-term debt                                                                  46.0              47.4             50.3
------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                  100.0             100.0            100.0
========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                     1,135,000           975,000                -
Retired                                                                    1,337,822         1,381,300          598,384
Preferred Stock (in thousands):
Issued                                                                       175,000           195,000          100,000
Retired                                                                      245,005           165,004          100,000
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                             -                 -                -
------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                      A3                A3             Baa1
     Standard and Poor's                                                          A-                A-             BBB+
     Duff & Phelps                                                                A+                A-             BBB+
Preferred Stock -
     Moody's                                                                    baa1              baa1             baa1
     Standard and Poor's                                                        BBB+              BBB+              BBB
     Duff & Phelps                                                                A-               BBB             BBB-
------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                1,441,972         1,421,175        1,397,682
Commercial                                                                   188,820           183,784          179,933
Industrial                                                                    11,217            11,479           11,946
Other                                                                          2,322             2,269            2,190
------------------------------------------------------------------------------------------------------------------------
Total                                                                      1,644,331         1,618,707        1,591,751
========================================================================================================================
Employees (year-end)                                                          12,528            12,600           13,700

                                      33A


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1996 Annual Report


-----------------------------------------------------------------------------------------------------------------------------
                                                                                     1990              1989             1988
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                              $4,445,809        $4,145,240       $3,897,479
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $208,066          $449,099         $479,532
Cash Dividends on Common Stock (in thousands)                                    $389,600          $394,500         $386,600
Return on Average Common Equity (percent)                                            5.52             11.72            13.06
Total Assets (in thousands)                                                   $11,176,619       $11,372,346      $11,130,539
Gross Property Additions (in thousands)                                          $558,727          $727,631         $929,019
-----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                            $3,673,913        $3,860,657       $3,806,070
Preferred stock                                                                   607,796           607,844          657,844
Preferred stock subject to mandatory redemption                                   125,000           155,000          162,500
Company obligated mandatorily redeemable preferred securities                           -                 -                -
Long-term debt                                                                  5,000,225         5,054,001        4,861,378
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                  $9,406,934        $9,677,502       $9,487,792
=============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                  39.1              39.9             40.1
Preferred stock                                                                       7.8               7.9              8.6
Company obligated mandatorily redeemable preferred securities                         -                 -                -
Long-term debt                                                                       53.1              52.2             51.3
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       100.0             100.0            100.0
=============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                            300,000           250,000          150,000
Retired                                                                            91,117            91,516          206,677
Preferred Stock (in thousands):
Issued                                                                                  -                 -                -
Retired                                                                            83,750             7,500            3,750
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                                  -                 -                -
-----------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                         Baa1              Baa2             Baa2
     Standard and Poor's                                                             BBB+              BBB+              BBB
     Duff & Phelps                                                                    BBB               BBB                9
Preferred Stock -
     Moody's                                                                         baa1              baa2             baa2
     Standard and Poor's                                                              BBB               BBB             BBB-
     Duff & Phelps                                                                   BBB-              BBB-               10
-----------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                     1,378,888         1,355,211        1,329,173
Commercial                                                                        178,391           177,814          174,147
Industrial                                                                         12,115            12,311           12,353
Other                                                                               2,114             2,050            1,993
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                           1,571,508         1,547,386        1,517,666
=============================================================================================================================
Employees (year-end)                                                               13,746            13,900           15,110

                                      33B

SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1996 Annual Report


------------------------------------------------------------------------------------------------------
                                                                               1987              1986
------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                        $3,786,485        $3,561,603
Net Income after Dividends
     on Preferred Stock (in thousands)                                     $240,057          $535,003
Cash Dividends on Common Stock (in thousands)                              $377,800          $325,500
Return on Average Common Equity (percent)                                      6.85             16.51
Total Assets (in thousands)                                             $11,197,494       $10,465,063
Gross Property Additions (in thousands)                                  $1,034,059        $1,598,309
------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                      $3,538,182        $3,469,201
Preferred stock                                                             657,844           732,844
Preferred stock subject to mandatory redemption                             166,250           112,500
Company obligated mandatorily redeemable preferred securities                     -                 -
Long-term debt                                                            4,825,760         4,464,857
------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            $9,188,036        $8,779,402
======================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                            38.5              39.5
Preferred stock                                                                 9.0               9.6
Company obligated mandatorily redeemable preferred securities                   -                 -
Long-term debt                                                                 52.5              50.9
------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                 100.0             100.0
======================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                      500,000           500,000
Retired                                                                     217,949           377,538
Preferred Stock (in thousands):
Issued                                                                      125,000           100,000
Retired                                                                     150,000             7,500
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                            -                 -

------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                   Baa2              Baa1
     Standard and Poor's                                                        BBB              BBB+
     Duff & Phelps                                                                9                 9
Preferred Stock -
     Moody's                                                                   baa2              baa1
     Standard and Poor's                                                       BBB-               BBB
     Duff & Phelps                                                               10                10
------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                               1,303,721         1,268,983
Commercial                                                                  169,014           162,258
Industrial                                                                   12,307            12,315
Other                                                                         1,858             1,816
------------------------------------------------------------------------------------------------------
Total                                                                     1,486,900         1,445,372
======================================================================================================
Employees (year-end)                                                         14,924            14,773

                                       33C


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1996 Annual Report


-----------------------------------------------------------------------------------------------------------------------
                                                                               1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                              $1,371,033        $1,337,060       $1,180,358
Commercial                                                                1,486,586         1,449,108        1,367,315
Industrial                                                                1,118,633         1,141,766        1,100,995
Other                                                                        47,060            44,255           42,983
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                              4,023,312         3,972,189        3,691,651
Sales for resale - non-affiliates                                           281,580           290,302          351,591
Sales for resale - affiliates                                                35,886            76,906           60,899
-----------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  4,340,778         4,339,397        4,104,141
Other revenues                                                               76,001            65,941           58,262
-----------------------------------------------------------------------------------------------------------------------
Total                                                                    $4,416,779        $4,405,338       $4,162,403
=======================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                              17,826,451        17,307,399       15,680,709
Commercial                                                               20,823,073        19,844,999       18,738,461
Industrial                                                               26,191,831        25,286,340       24,337,632
Other                                                                       536,057           493,720          484,009
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                             65,377,412        62,932,458       59,240,811
Sales for resale - non-affiliates                                         7,868,342         6,591,841        7,968,475
Sales for resale - affiliates                                             1,180,207         2,738,947        3,056,050
-----------------------------------------------------------------------------------------------------------------------
Total                                                                    74,425,961        72,263,246       70,265,336
=======================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                    7.69              7.73             7.53
Commercial                                                                     7.14              7.30             7.30
Industrial                                                                     4.27              4.52             4.52
Total retail                                                                   6.15              6.31             6.23
Sales for resale                                                               3.51              3.94             3.74
Total sales                                                                    5.83              6.00             5.84
Residential Average Annual Kilowatt-Hour Use Per Customer                    11,763            11,654           10,766
Residential Average Annual Revenue Per Customer                             $904.70           $900.28          $810.39
Plant Nameplate Capacity Ratings (year-end) (megawatts)                      14,367            14,344           13,943
Maximum Peak-Hour Demand (megawatts) (Note A):
Winter                                                                       10,410             9,819           10,509
Summer                                                                       12,914            12,828           11,758
Annual Load Factor (percent)                                                   62.2              59.6             63.0
Plant Availability (percent):
Fossil-steam                                                                   85.2              85.8             83.1
Nuclear                                                                        89.3              91.8             88.4
-----------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                           60.4              63.0             61.3
Nuclear                                                                        18.2              19.3             18.0
Hydro                                                                           2.2               2.5              2.6
Oil and gas                                                                     0.5               0.6              0.1
Purchased power -
     From non-affiliates                                                        5.6               7.7              9.7
     From affiliates                                                           13.1               6.9              8.3
-----------------------------------------------------------------------------------------------------------------------
Total                                                                         100.0             100.0            100.0
=======================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                           10,468           10,039            9,915
Cost of fuel per million BTU (cents)                                          128.72           143.85           145.33
Average cost of fuel per net kilowatt-hour generated (cents)                    1.35             1.44             1.44
=======================================================================================================================
Note A:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1996 Annual Report


------------------------------------------------------------------------------------------------------------------------------
                                                                                    1993              1992             1991
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                   $1,291,035        $1,128,396       $1,111,358
Commercial                                                                     1,354,130         1,285,681        1,243,067
Industrial                                                                     1,113,067         1,083,856        1,057,702
Other                                                                             41,399            39,504           37,861
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   3,799,631         3,537,437        3,449,988
Sales for resale - non-affiliates                                                534,370           640,308          736,643
Sales for resale - affiliates                                                     61,668            67,835           65,586
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                       4,395,669         4,245,580        4,252,217
Other revenues                                                                    55,512            51,856           49,211
------------------------------------------------------------------------------------------------------------------------------
Total                                                                         $4,451,181        $4,297,436       $4,301,428
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                   16,649,859        14,939,172       14,815,089
Commercial                                                                    18,278,508        17,260,614       16,885,833
Industrial                                                                    23,635,363        22,978,312       22,298,062
Other                                                                            460,801           436,144          429,016
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                  59,024,531        55,614,242       54,428,000
Sales for resale - non-affiliates                                             14,307,030        15,870,222       18,719,924
Sales for resale - affiliates                                                  3,027,733         3,320,060        3,885,892
------------------------------------------------------------------------------------------------------------------------------
Total                                                                         76,359,294        74,804,524       77,033,816
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         7.75              7.55             7.50
Commercial                                                                          7.41              7.45             7.36
Industrial                                                                          4.71              4.72             4.74
Total retail                                                                        6.44              6.36             6.34
Sales for resale                                                                    3.44              3.69             3.55
Total sales                                                                         5.76              5.68             5.52
Residential Average Annual Kilowatt-Hour Use Per Customer                         11,630            10,603           10,675
Residential Average Annual Revenue Per Customer                                  $901.79           $800.88          $800.78
Plant Nameplate Capacity Ratings (year-end) (megawatts)                           13,759            14,076           14,076
Maximum Peak-Hour Demand (megawatts) (Note A):
Winter                                                                             9,067             8,938           10,001
Summer                                                                            12,573            11,448           13,090
Annual Load Factor (percent)                                                        58.5              60.5             55.2
Plant Availability (percent):
Fossil-steam                                                                        85.9              86.6             93.3
Nuclear                                                                             85.5              87.7             81.6
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                62.1               61.4             63.6
Nuclear                                                                             16.2               17.0             15.3
Hydro                                                                                2.3                2.5              2.3
Oil and gas                                                                          0.2                  *                *
Purchased power -
     From non-affiliates                                                            10.2               12.2             10.3
     From affiliates                                                                 9.0                6.9              8.5
------------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0              100.0            100.0
==============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                9,912              9,900            9,960
Cost of fuel per million BTU (cents)                                              153.62             153.08           157.97
Average cost of fuel per net kilowatt-hour generated (cents)                        1.52               1.52             1.57
==============================================================================================================================
Note A:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.


                                       35A



SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1996 Annual Report


------------------------------------------------------------------------------------------------------------------------------
                                                                                      1990              1989             1988
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                     $1,109,165        $1,022,781         $979,047
Commercial                                                                       1,218,441         1,143,727        1,054,995
Industrial                                                                       1,061,830         1,006,416          983,822
Other                                                                               36,773            34,775           31,743
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     3,426,209         3,207,699        3,049,607
Sales for resale - non-affiliates                                                  784,086           760,809          707,076
Sales for resale - affiliates                                                      168,251           150,394           86,751
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         4,378,546         4,118,902        3,843,434
Other revenues                                                                      67,263            26,338           54,045
------------------------------------------------------------------------------------------------------------------------------
Total                                                                           $4,445,809        $4,145,240       $3,897,479
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                     14,771,648        14,134,195       13,800,038
Commercial                                                                      16,627,128        15,843,181       14,790,561
Industrial                                                                      22,126,604        21,801,404       21,412,845
Other                                                                              428,459           414,107          397,669
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                    53,953,839        52,192,887       50,401,113
Sales for resale - non-affiliates                                               20,158,681        20,479,412       18,544,705
Sales for resale - affiliates                                                    8,272,528         7,489,948        3,327,814
------------------------------------------------------------------------------------------------------------------------------
Total                                                                           82,385,048        80,162,247       72,273,632
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                           7.51              7.24             7.09
Commercial                                                                            7.33              7.22             7.13
Industrial                                                                            4.80              4.62             4.59
Total retail                                                                          6.35              6.15             6.05
Sales for resale                                                                      3.35              3.26             3.63
Total sales                                                                           5.31              5.14             5.32
Residential Average Annual Kilowatt-Hour Use Per Customer                           10,795            10,530           10,484
Residential Average Annual Revenue Per Customer                                    $810.56           $761.96          $743.82
Plant Nameplate Capacity Ratings (year-end) (megawatts)                             14,366            14,366           13,018
Maximum Peak-Hour Demand (megawatts) (Note A):
Winter                                                                               8,977            10,101            9,866
Summer                                                                              13,196            12,735           12,295
Annual Load Factor (percent)                                                          55.5              56.3             59.1
Plant Availability (percent):
Fossil-steam                                                                          92.5              93.0             94.5
Nuclear                                                                               81.3              89.2             69.4
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                  65.1              64.0             72.0
Nuclear                                                                               13.7              14.1              9.6
Hydro                                                                                  2.2               2.1              1.2
Oil and gas                                                                            0.1               0.1              0.1
Purchased power -
     From non-affiliates                                                              11.0              10.2              8.2
     From affiliates                                                                   7.9               9.5              8.9
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                100.0             100.0            100.0
==============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                  9,939            10,020            9,969
Cost of fuel per million BTU (cents)                                                166.22            164.27           166.28
Average cost of fuel per net kilowatt-hour generated (cents)                          1.65              1.65             1.66
==============================================================================================================================
Note A:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.


                                       35B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1996 Annual Report


-------------------------------------------------------------------------------------------------------------
                                                                                      1987              1986
-------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                       $904,218          $874,231
Commercial                                                                         915,540           854,755
Industrial                                                                         911,933           897,646
Other                                                                               29,350            27,948
-------------------------------------------------------------------------------------------------------------
Total retail                                                                     2,761,041         2,654,580
Sales for resale - non-affiliates                                                  822,696           780,049
Sales for resale - affiliates                                                      159,998            91,753
-------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         3,743,735         3,526,382
Other revenues                                                                      42,750            35,221
-------------------------------------------------------------------------------------------------------------
Total                                                                           $3,786,485        $3,561,603
=============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                     13,675,730        13,234,248
Commercial                                                                      13,799,379        12,945,926
Industrial                                                                      20,884,454        20,339,235
Other                                                                              385,514           381,917
-------------------------------------------------------------------------------------------------------------
Total retail                                                                    48,745,077        46,901,326
Sales for resale - non-affiliates                                               20,910,185        18,198,186
Sales for resale - affiliates                                                    6,032,889         3,160,242
-------------------------------------------------------------------------------------------------------------
Total                                                                           75,688,151        68,259,754
=============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                           6.61              6.61
Commercial                                                                            6.63              6.60
Industrial                                                                            4.37              4.41
Total retail                                                                          5.66              5.66
Sales for resale                                                                      3.65              4.08
Total sales                                                                           4.95              5.17
Residential Average Annual Kilowatt-Hour Use Per Customer                           10,623            10,577
Residential Average Annual Revenue Per Customer                                    $702.36           $698.72
Plant Nameplate Capacity Ratings (year-end) (megawatts)                             13,018            11,875
Maximum Peak-Hour Demand (megawatts) (Note A):
Winter                                                                               9,446            10,551
Summer                                                                              12,390            11,910
Annual Load Factor (percent)                                                          56.1              57.5
Plant Availability (percent):
Fossil-steam                                                                          92.7              91.2
Nuclear                                                                               85.4              64.7
---------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                  70.9              74.6
Nuclear                                                                                9.1               5.0
Hydro                                                                                  1.7               1.2
Oil and gas                                                                            0.1               0.6
Purchased power -
     From non-affiliates                                                               8.5               8.9
     From affiliates                                                                   9.7               9.7
--------------------------------------------------------------------------------------------------------------
Total                                                                                100.0             100.0
==============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                  9,932            10,016
Cost of fuel per million BTU (cents)                                                168.81            175.81
Average cost of fuel per net kilowatt-hour generated (cents)                          1.68              1.76
==============================================================================================================
Note A:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.


                                      35C